EXHIBIT 11


                         COMPUTATION OF EARNINGS PER SHARE

(Amounts in thousands except                 Periods Ended
 per share amounts)
                                    Sept 6, 1997   Sept 7, 1996

PRIMARY

NET INCOME                             $ 96,488        $139,455
WEIGHTED AVERAGE COMMON
  SHARES AND OTHER COMMON
  STOCK EQUIVALENTS:
       COMMON STOCK OUTSTANDING         468,920         470,786
       STOCK OPTIONS                        715             387
                                        469,635         471,173

PRIMARY EARNINGS PER SHARE (*)         $    .21       $     .30

FULLY DILUTED

NET INCOME                              $96,488        $139,455
ELIMINATION OF INTEREST EXPENSE,
 NET OF RELATED TAX EFFECT,
 APPLICABLE TO 5% CONVERTIBLE
 SUBORDINATED DEBENTURES DUE 2003         3,938           2,420
ADJUSTED INCOME APPLICABLE TO
 COMMON STOCK                          $100,426        $141,875

WEIGHTED AVERAGE COMMON
  SHARES AND OTHER COMMON
  STOCK EQUIVALENTS:
        COMMON STOCK OUTSTANDING        468,920         470,786
        STOCK OPTIONS                       735             622
SHARES ISSUABLE UPON
        CONVERSION OF 5% CONVERTIBLE
        SUBORDINATED DEBENTURES DUE
        2003                             14,440          14,480
                                        484,095         485,888


FULLY DILUTED EARNINGS PER SHARE (*)  $     .21       $     .29


(*) NOTE: Dilution is less than 3%. Therefore, common stock equivalents have been excluded from the total weighted average common shares.